Exhibit 99.1

Imperva, Inc.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On February 8, 2017, Imperva, Inc. (“Imperva” or the “Company”) entered into a definitive agreement to sell the assets of its Skyfence cloud access security broker business (the “Asset Sale”) to Forcepoint LLC and its Israeli subsidiary. On February 23, 2017, the Company completed the Asset Sale for approximately $40 million in cash consideration.

The unaudited pro forma consolidated balance sheet as of December 31, 2016 reflects adjustments to historical financial results to give effect to the Asset Sale as if it occurred on December 31, 2016. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2016 reflects adjustments to historical financial results to give effect to the Asset Sale as if the sale had occurred on January 1, 2016.

The estimated net gain resulting from the Asset Sale is included as an adjustment to accumulated deficit in the unaudited pro forma consolidated balance sheet as of December 31, 2016 and is not reflected as an adjustment to the unaudited pro forma consolidated statement of operations.

The unaudited pro forma consolidated statements of operations (i) are presented based on information currently available and assumptions considered reasonable by management, (ii) are intended for informational purposes only, (iii) are not necessarily indicative of and do not purport to represent what the Company’s operating results would have been had the Asset Sale occurred as of December 31, 2016 or what the Company’s future operating results would be after giving effect to such an event, and (iv) do not reflect all actions that may be undertaken by management after the Asset Sale.

The unaudited pro forma consolidated financial statements and accompanying notes are based upon and should be read in conjunction with the consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on February 24, 2017.

IMPERVA, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Balance Sheet

(In thousands)

Year Ended December 31, 2016

	As Reported	Pro Forma Adjustments	Notes	Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 107,343	$ 35,015	a	$ 142,358
Short-term investments	153,749			153,749
Restricted cash	68			68
Accounts receivable, net of allowance	62,571	(463)	b	62,108
Inventory	590			590
Prepaid expenses and other current assets	7,922	(15)	b	7,907
Total current assets	332,243	34,537		366,780
Property and equipment, net	21,496	(234)	b	21,262
Goodwill	37,448	(1,179)	b	36,269
Acquired intangible assets, net	8,393	(4,668)	b	3,725
Severance pay fund	5,070			5,070
Restricted cash	1,884			1,884
Deferred tax assets	1,220			1,220
Other assets	1,065	5,000	c	6,065
TOTAL ASSETS	$ 408,819	$ 33,456		$ 442,275
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 5,529	(162)	d	$ 5,367
Accrued compensation and benefits	20,840			20,840
Accrued and other current liabilities	7,683	(76)	d	7,607
Deferred revenue	104,042	(1,224)	d	102,818
Total current liabilities	138,094	(1,462)		136,632
Other liabilities	6,637	(950)	e	5,687
Deferred revenue	26,429	(110)	d	26,319
Accrued severance pay	5,696			5,696
TOTAL LIABILITIES	176,856	(2,522)		174,334
STOCKHOLDERS' EQUITY:
Preferred stock	—			—
Common stock	3			3
Additional paid-in capital	510,257	2,088	f	512,345
Accumulated deficit	(276,819)	33,890	g	(242,929)
Accumulated other comprehensive loss	(1,478)			(1,478)
TOTAL STOCKHOLDERS' EQUITY	231,963	35,978		267,941
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 408,819	$ 33,456		$ 442,275

IMPERVA, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Statement of Operations

(In thousands, except per share data)

Year Ended December 31, 2016

	As Reported	Pro Forma Adjustments	Notes	Pro Forma
Net revenue:
Products and license	$ 86,798			$ 86,798
Services	177,657	(1,167)	h	176,490
Total net revenue	264,455	(1,167)		263,288

Cost of revenue:
Products and license	9,525			9,525
Services	44,307	(759)	h	43,548
Total cost of revenue	53,832	(759)		53,073
Gross profit	210,623	(408)		210,215
Operating expenses:
Research and development	62,402	(10,888)	h	51,514
Sales and marketing	156,465	(2,199)	h	154,266
General and administrative	51,260	(4,689)	h	46,571
Restructuring charges	8,118	(6,187)	h	1,931
Amortization of acquired intangible assets	1,408	(1,138)	h	270
Total operating expenses	279,653	(25,101)		254,552
Loss from operations	(69,030)	24,693		(44,337)
Other income (expense), net	(77)			(77)
Loss before provision for income taxes	(69,107)	24,693		(44,414)
Provision for income taxes	1,172			1,172
Net loss	$ (70,279)	$ 24,693		$ (45,586)
Net loss per share of common stock attributable to Imperva, Inc. stockholders, basic and diluted	$ (2.18)			$ (1.41)
Shares used in computing net loss per share of common stock, basic and diluted	32,284			32,284

Notes to Unaudited Pro Forma Consolidated Financial Information

1.Description of Transaction and Basis of Presentation

On February 8, 2017, Imperva, Inc. (“Imperva” or the “Company”) entered into a definitive agreement to sell the assets of its Skyfence cloud access security broker business (the “Asset Sale”) to Forcepoint LLC and its Israeli subsidiary. On February 23, 2017, the Company completed the Asset Sale for approximately $40 million in cash consideration.

The unaudited pro forma consolidated balance sheet as of December 31, 2016 is presented as if the Asset Sale had occurred on December 31, 2016. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2016 is presented as if the Asset Sale had occurred on January 1, 2016.

2.Pro Forma Adjustments

The pro forma adjustments are based on the Company’s preliminary estimates and assumptions which are subject to change. The following adjustments have been reflected in the unaudited pro forma consolidated financial information:

(a)	Represents the increase in cash and cash equivalents resulting from consideration received at the close of the transaction.
(b)	Adjustments to reflect the elimination of assets of Skyfence as of December 31, 2016.
(c)	Adjustment to reflect the cash held in escrow at the close of the transaction.
(d)	Adjustments to reflect the elimination of liabilities of Skyfence as of December 31, 2016.
(e)	Adjustment to reflect the elimination of deferred tax liability of Skyfence as of December 31, 2016.
(f)

The Company expects to record compensation expense of $2.1 million related to its decision release shares of common stock to a former employee by terminating the stock restriction agreement applicable to such shares in connection with the Asset Sale. This amount is excluded from the unaudited pro forma consolidated statements of operations because it is a charge directly attributable to the transaction that will not have a continuing impact on the Company’s operations; however, the amount is reflected as a reduction to retained earnings in the unaudited pro forma balance sheet.

(g)	Adjustment to reflect the estimated gain of $33.9 million arising from the Asset Sale using balance sheet balances as of December 31, 2016. The estimated gain was calculated as follows (in millions):
Cash consideration	$40.0
Intangible assets of Skyfence	(4.7)
Goodwill allocated to Skyfence	(1.2)
Tangible assets of Skyfence, net of liabilities	1.9
Compensation expense to be recorded in connection with the transaction	(2.1)
Estimated gain:	$33.9

This estimated gain has not been reflected in the unaudited pro forma consolidated statement of operations as it is considered to be nonrecurring in nature.

(h)

Adjustments to reflect the elimination of revenue, costs of revenue, and operating expenses of the Skyfence business. Income tax effects of pro forma adjustments are not expected to be material, and therefore not reflected in the pro forma consolidated statement of operations.